UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                      INTEGRATED HEALTHCARE HOLDINGS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                                       N/A
     ------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) or 0-11.

      (1)   Title of each class of securities to which transaction applies: ____
            ____________________________________________________________________

      (2)   Aggregate number of securities to which transaction applies: _______
            ____________________________________________________________________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _____
            ____________________________________________________________________

      (4)   Proposed maximum aggregate value of transaction: ___________________

      (5)   Total fee paid: ____________________________________________________

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|_|   Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and date of filing.

      (1)   Amount previously paid: ____________________________________________

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      (4)   Date filed: ________________________________________________________

                      INTEGRATED HEALTHCARE HOLDINGS, INC.
                              1301 N. Tustin Avenue
                           Santa Ana, California 92705
                                 (714) 953-3503

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      The Annual Meeting of the Shareholders of Integrated Healthcare Holdings, Inc. (the "Company") will be held at 6:00 p.m. Pacific time on Thursday, October 20, 2005, for the following purposes:

      1. To elect seven (7) directors to our Board of Directors to serve until the 2006 Annual Meeting of Shareholders and until their successors are elected and have qualified. The following individuals are the nominees for election as director:

      Maurice J. DeWald       Bruce Mogel                     James T. Ligon
      Jaime Ludmir, M.D.      Syed Salman J. Naqvi, M.D.      J. Fernando Niebla
      Anil V. Shah, M.D.

      2. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

      The Annual Meeting will be held in the Bash Auditorium on the first floor of the Western Medical Center -- Santa Ana located at 1001 N. Tustin Ave., Santa Ana, California, 92705.

      Only shareholders of record at the close of business on August 26, 2005 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

      ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

      PLEASE COMPLETE AND RETURN THE ENCLOSED RSVP CARD IF YOU WILL BE ATTENDING THE ANNUAL MEETING.

      WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO FILL IN THE ENCLOSED PROXY AND TO SIGN AND FORWARD IT IN THE ENCLOSED BUSINESS REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. ANY SHAREHOLDER WHO SIGNS AND SENDS IN A PROXY MAY REVOKE IT BY EXECUTING A NEW PROXY WITH A LATER DATE, BY WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY AT ANY TIME BEFORE IT IS VOTED, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

      YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF STOCK THAT YOU HOLD. YOUR COOPERATION IN PROMPTLY RETURNING YOUR PROXY WILL HELP LIMIT EXPENSES INCIDENT TO PROXY SOLICITATION.

                                              By Order of the Board of Directors


                                              Anil V. Shah
                                              Chairman of the Board of Directors
                                              Santa Ana, California
                                              October 5, 2005

                      INTEGRATED HEALTHCARE HOLDINGS, INC.
                              1301 N. Tustin Avenue
                           Santa Ana, California 92705
                                 (714) 953-3503

                              --------------------
                                 PROXY STATEMENT
                              --------------------

Solicitation of Proxies

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Integrated Healthcare Holdings, Inc., a Nevada corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held at 6:00 p.m. Pacific time on Thursday, October 20, 2005, and at any and all adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held in the Bash Auditorium on the first floor of the Western Medical Center--Santa Ana located at 1001 N. Tustin Ave., Santa Ana, California, 92705. Accompanying this Proxy Statement is the Board of Directors' Proxy for the Annual Meeting, which you may use to indicate your vote as to the proposals described in this Proxy Statement. In addition to solicitation by use of the mail, certain of our officers and employees may, without receiving additional compensation therefore, solicit the return of proxies by telephone, telegram or personal interview. We have requested that brokerage houses and custodians, nominees and fiduciaries forward soliciting materials to their principals, the beneficial owners of common stock, and have agreed to reimburse them for reasonable out-of-pocket expenses in connection therewith.

Revocation of Proxies

      All Proxies which are properly completed, signed and returned to us prior to the Annual Meeting, and which have not been revoked, will be voted in favor of the proposals described in this Proxy Statement unless otherwise directed. A shareholder may revoke his or her proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and expressing a desire to vote his or her shares in person.

Record Date and Voting

      The close of business on August 26, 2005 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting. As of the record date, we had outstanding 124,559,000 shares of common stock, par value $.001 per share.

      Each shareholder of record is entitled to one vote for each share held on all matters to come before the meeting, except that shareholders may have cumulative voting rights with respect to the election of Directors. All proxies which are returned will be counted by the Inspector of Elections in determining the presence of a quorum and on each issue to be voted on for which a vote was cast. An abstention from voting or a broker non-vote will not be counted in the voting process.

      The proxy process does not permit shareholders to cumulate votes. No shareholder may cumulate votes unless the candidate or candidates' names for which such votes are to be cast have been placed in nomination prior to voting and a shareholder has given notice of the shareholder's intention to cumulate the shareholder's votes at the meeting and prior to the voting. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Shareholders who have completed the enclosed proxy, and who do not revoke such proxy before voting occurs, grant the proxy holders discretionary authority to cumulate the shareholder's votes for directors if cumulative voting occurs. Management does not, at this time, intend to give notice of cumulative voting or to cumulate the votes it may hold pursuant to the proxies solicited herein unless the required notice by a shareholder is given in proper format at the meeting, in which instance management intends to cumulatively vote all of the proxies held by it in favor of the nominees for office as set forth herein. In the event cumulative voting shall be utilized, each shareholder may cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in such shareholder's name as of the record date. All of these votes may be cast for one nominee, or they may be distributed among as many nominees as the shareholder sees fit. The candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected.

      Shareholders may revoke any proxy before it is voted by attendance at the meeting and voting in person, by executing a new proxy with a later date, or by giving written notice of revocation to the Secretary of the Company.

      The shares represented by proxies that are returned properly signed will be voted in accordance with each shareholder's directions. If the proxy card is signed and returned without direction as to how they are to be voted, the shares will be voted as recommended by the Board of Directors.

Mailing of Proxy Statement and Proxy Card

      Our Annual Report on Form 10-KSB for 2004 is enclosed for your convenience but is not to be considered part of the solicitation material. We will pay the cost for preparing, printing, assembling and mailing this Proxy Statement and the Proxy Card and all of the costs of the solicitation of the proxies.

      Our principal executive offices are located at 1301 N. Tustin Avenue, Santa Ana, California 92705. This Proxy Statement and the accompanying Proxy Card is first being mailed to shareholders on or about October 5, 2005.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

      In accordance with our Articles of Incorporation and Bylaws, the Board of Directors consists of not less than three nor more than seven members. The board has set the exact number of directors at seven. At each annual meeting of shareholders of the Company, directors are elected until the next annual meeting of shareholders and until their successors are elected and have qualified. Our Bylaws provide for the election of directors at our annual meeting of shareholders. The Board of Directors proposes the election of the nominees named below.

      Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below, unless authority is withheld. If any such person is unable or unwilling to serve as a nominee for the office of director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy. The Board of Directors has no reason to believe that any such nominee will be unwilling or unable to serve if elected a director.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ALL OF THE DIRECTORS NOMINATED HEREIN.

      The Board of Directors proposes the election of the following nominees as members of the Board of Directors. If elected, the nominees are expected to serve until the 2006 Annual Meeting of Shareholders and until their successors are elected and have qualified.

      Maurice J. DeWald       Bruce Mogel                     James T. Ligon
      Jaime Ludmir, M.D.      Syed Salman J. Naqvi, M.D.      J. Fernando Niebla
      Anil V. Shah, M.D.

Information with Respect to Each Nominee and Executive Officers

      The following table sets forth certain information with respect to each nominee and executive officer of the Company as of August 31, 2005.

NAME                           AGE     POSITION
----                           ---     --------

Anil V. Shah, M.D.             55      Executive Chairman of the Board
Bruce Mogel                    47      Director, Chief Executive Officer
Larry B. Anderson              56      President
Steven R. Blake                52      Chief Financial Officer
James T. Ligon                 63      Director, Executive Vice President of
                                       Mergers and Acquisitions
Daniel J. Brothman             50      Senior Vice President, Operations
Maurice J. DeWald              65      Director
Jaime Ludmir, M.D.             55      Director
Sayed S. Naqvi, M.D.           43      Director
J. Fernando Niebla             66      Director

      Anil V. Shah, M.D. has been a director of the Company since January 31, 2005 and the Executive Chairman of the Board of Directors of the Company since April 6, 2005. He is also the manager of Orange County Physicians Investment Network, LLC. Dr. Shah is a Board certified cardiologist active in practice for the last 23 years. He is an interventional and nuclear cardiologist and also performs cutting edge imaging techniques including CT angiography of the heart. Dr. Shah was a fellow in cardiology and subsequently a research fellow in nuclear cardiology at the VA Hospital Wadsworth and UCLA School of Medicine. He has held several positions at hospitals where he practices and has been an active speaker at various forums in his field. Dr. Shah's brother-in-law is Milan Mehta, the Company's Senior Vice President of Contracting.

      Bruce Mogel is Chief Executive Officer and has been a director of the Company since November 2003. Mr. Mogel has over 25 years of experience in operational management and has held several lead executive roles in the healthcare field. Most recently, from 1999-2002, Mr. Mogel served as Executive Vice President of Operations for Doctors' Community Healthcare Corp, where he was responsible for the operations and profitability of five acute care hospitals and one psychiatric hospital, and managed a team of six hospital CEOs and other senior management members. Mr. Mogel earned his Bachelor's degree in English from The State University of New York at Buffalo.

      Larry B. Anderson is President of the Company and served as a director of the Company from November 2003 through August 1, 2005. Mr. Anderson has over 20 years of senior level executive experience in an enterprise with over $65 billion per year in sales. A California licensed attorney since 1975, Mr. Anderson specializes in employment and business law matters, including collective bargaining, arbitrations, unfair labor practices and court cases as well as transactional work in contracts and due diligence. From 2002-2003, as the Executive Vice President, Human Resources and General Counsel, Litigation, Mr. Anderson managed all litigation for a seven hospital chain in Southern California. Mr. Anderson earned his Bachelor of Arts degree in Political Science from California State University, Long Beach, and his law degree from Loyola University.

      Steven R. Blake became Chief Financial Officer of the Company on July 1, 2005 and previously served as Controller of the Company. Prior to joining the Company in March 2005, he served as the Regional Vice President of Finance for Tenet Healthcare Corporation, a position he held for approximately 17 years. Mr. Blake is a California licensed Certified Public Accountant.

      James T. Ligon is Executive Vice President of Mergers and Acquisitions and has been a director of the Company since November 2003. Mr. Ligon launched and operated several successful businesses, including JAMAR Associates, a California healthcare consulting company. He also has over 30 years of hospital experience in California, having been in charge of the Finance and Accounting functions at Robert F. Kennedy Medical Center, Brotman Medical Center and Bellflower Hospitals, among others. Mr. Ligon has substantial experience in, and knowledge of, hospital finance, accounting and administration. Mr. Ligon has a BBA degree in Accounting and an MBA Degree.

      Daniel J. Brothman is Senior Vice President, Operations, of the Company and Chief Executive Officer of Western Medical Center Santa Ana. Mr. Brothman is an experienced single and multi-hospital operations executive. He has spent the last five years building the Western Medical Center in Santa Ana for Tenet Healthcare, and improved its performance with increasing EBITDA each successive year from 1999-2002. Mr. Brothman also ran Columbia Healthcare's Utah Division from 1996-1998. Mr. Brothman has in excess of 30 years experience in hospital administration. Mr. Brothman earned his Bachelor of Arts degree from Washington University at St. Louis, and his Master's in Health Care Administration from the University of Colorado at Denver.

      Maurice J. DeWald was appointed to fill a vacancy on our Board of Directors in August 2005. Mr. DeWald is Chairman of Verity Financial Group, Inc., a private investment firm that he founded in 1992. From 1962 through 1991, Mr. DeWald was with KPMG LLP, where he served at various times as a Director and as the Managing Partner of the Chicago, Orange County and Los Angeles offices. Mr. DeWald is a director of Mizuho Corporate Bank of California, Advanced Materials Group, Inc., and Quality Systems, Inc., and is a former director of Tenet Healthcare Corporation. He also sits on the Advisory Council of the University of Notre Dame Mendoza School of Business. Mr. DeWald is a past Chairman and Director of United Way of Greater Los Angeles. He is a graduate of the University of Notre Dame.

      Jaime Ludmir, M.D. was appointed to fill a vacancy on our Board of Directors in August 2005. He is a practicing physician in Orange County, California and is Board Certified in Obstetrics and Gynecology. He was Chairman of the Ob-Gyn Department at Coastal Communities Hospital until 2004, which has been owned by the Company since March 2005. Dr. Ludmir is a member of the Company's principal shareholder, Orange County Physicians Investment Network, LLC.

      Syed Salman J. Naqvi, M.D. was appointed to fill a vacancy on our Board of Directors in August 2005. He is a practicing physician in Orange County, California and is Board Certified in Pulmonary Medicine. He is an Assistant Clinical Professor of Medicine at the University of California, Irvine. He also serves as the Medical Director of the Pulmonary Department at Kindred Hospital, Westminster, CA, and the Medical Director of the Cardio-Pulmonary Department and the Subacute Unit at Coastal Communities Hospital, Santa Ana, CA, which has been owned by the Company since March 2005. Dr. Naqvi is a member of the Company's principal shareholder, Orange County Physicians Investment Network, LLC.

      J. Fernando Niebla was appointed to fill a vacancy on our Board of Directors in August 2005. Mr. Niebla has served as President of International Technology Partners LLC, an IT and business consulting services company based in Orange County, California since August 1998. He is also the founder of Infotec Development Inc. and Infotec Commercial Systems, two national information technology firms. Mr. Niebla is a director of Union Bank of California, Pacific Life Corp. and Granite Construction Corp., and a director of Orange County Health Foundation (a non-profit) and on the Board of Counselors of the Integrated Media Systems at University of Southern California. He holds a B.S. degree in Electrical Engineering from the University of Arizona and an M.S. QBA from the University of Southern California.

Directors' Meetings and Committees

      In fiscal year 2004, no meetings of the Board of Directors of the Company were held, reflecting the development stage of the Company at that time. The Audit Committee of the Board of Directors was formed in August 2005 and consists of our two independent directors, Maurice DeWald and J. Fernando Niebla, who joined the Board in August 2005. The Audit Committee has not yet adopted a charter, but intends to do so shortly. The Board of Directors has determined that Maurice DeWald is an "audit committee financial expert" as defined in the rules and regulations of the SEC. Since the Audit Committee was only recently formed and did not exist at the time the Company prepared and filed its audited financial statements for fiscal year 2004, no Audit Committee Report is included in this Proxy Statement.

      The Company does not currently have a Nominating Committee or a Compensation Committee of the Board if Directors. The entire Board of Directors performs the functions of those committees. The Board has not formed a Nominating Committee since the Board of Directors has determined that it is not necessary and would have no direct benefit at this time because of the small size of the Company, the size of the current Board of Directors and the presence of a majority shareholder of the Company.

      All of the current Board members were appointed to their positions as directors in accordance with our Bylaws. The Board is not considering, at this time, increasing the number of directors or nominating new members to the Board of Directors. While there are no formal procedures for stockholders to recommend nominations, the Board will consider stockholder recommendations. Such recommendations should be addressed to the Corporate Secretary at the address listed below under "Communications with Board of Directors".

Director Independence

      Although the Company is not listed on Nasdaq, the Company's Board of Directors reviewed the independence of its directors as of August 31, 2005 under the standards of The Nasdaq Stock Market applicable to directors of listed companies. Based on this review, the Board of Directors determined that each of Maurice DeWald and J. Fernando Niebla is an independent director under those standards.

Director Compensation

      Our directors who are also employees of our Company receive no additional compensation for their services as directors. Our independent directors receive $2,500 per month and $1,500 per meeting for serving on our board and are reimbursed for travel expenses and other out-of-pocket costs of attending board and committee meetings. Our non-employee directors may in the future receive grants of stock options and/or shares of common stock as additional compensation.

Code of Ethics

      We adopted a Code of Business Conduct and Ethics that applies to our employees (including our principal executive officer, chief financial officer and controller) and directors. Our Code of Business Conduct and Ethics can be obtained free of charge by sending a request to our Corporate Secretary to the following address: Integrated Healthcare Holdings, Inc., Attn: Steven R. Blake, 1301 N. Tustin Avenue, Santa Ana, California 92705.

Communications with the Board of Directors

      Shareholders may communicate with the Board of Directors, including the management directors, by sending a letter to Board of Directors, c/o Corporate Secretary, Integrated Healthcare Holdings, Inc., 1301 N. Tustin Avenue, Santa Ana, California 92705. All communications directed to the Board of Directors will be transmitted promptly to all of the directors without any editing or screening by the Corporate Secretary.

                              INDEPENDENT AUDITORS

Fees of Independent Public Accountants

      Ramirez International served as the independent auditors of the Company for the fiscal year ended December 31, 2004. Representatives of Ramirez International are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

      Audit Fees. The aggregate fees billed for our fiscal years ended December 31, 2004 and 2003 by Ramirez International for the audit of our financial statements for each of those years and the review of our financial statements included in our Quarterly Reports on Forms 10-QSB during those fiscal years were $143,351 and $24,330, respectively.

      Audit-Related Fees. Ramirez International did not bill us any fees for assurance and related services during our fiscal years ended December 31, 2004 and 2003.

      Tax Fees. Ramirez International billed us an aggregate of $21,000 and $0 respectively, for tax compliance, tax advice and tax planning during our fiscal years ended December 31, 2004 and 2003.

      All Other Fees. Ramirez International did not bill us for any services or products other than as reported above during our fiscal years ended December 31, 2004 and 2003, respectively.

      The Board of Directors of the Company considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of Ramirez International.

      The Audit Committee will select the Company's independent accountant for the current fiscal year ending December 31, 2005.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information known to us with respect to the beneficial ownership of common stock as of August 31, 2005 by (i) each person who is known by us to own beneficially more than 5.0% of common stock, (ii) each of our directors and executive officers and (iii) all of our officers and directors as a group. Except as otherwise listed below, the address of each person is c/o Integrated Healthcare Holdings, Inc., 1301 N. Tustin Avenue, Tustin, California 92705.

                                                                  Shares Beneficially Owned (1)
                                                                  -----------------------------
               Name and Address of Owner                               Number       Percent (2)
-----------------------------------------------------------       ----------------  -----------
Anil V. Shah, M.D. (3)                                             96,100,000(4)(5)     73.9%(4)
Bruce Mogel                                                         5,376,000(5)        4.3%
James T. Ligon                                                      5,376,000(5)        4.3%
Larry B. Anderson                                                   5,376,000(5)        4.3%
Steven R. Blake                                                             0(5)          0
Maurice J. DeWald                                                           0             0
J. Fernando Niebla                                                          0             0
Syed Salman J. Naqvi, M.D. (3)                                     96,100,000(4)       73.9%(4)
Jaime Ludmir, M.D.                                                          0             0
      All officers and directors as a group
      (9 persons)                                                 112,228,000          90.1%

Orange County Physicians Investment Network, LLC (3)
 ("OCPIN")                                                         96,100,000(4)       73.9%(4)

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of August 31, 2005, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2) Percentages are based on 124,559,000 shares of common stock outstanding, which does not include 74,700,000 shares of common stock issuable upon exercise of outstanding warrants, 8,600,000 shares of common stock that may be issued upon the exercise of stock options called for under outstanding employment agreements, and 5,400,000 shares that may be acquired by OCPIN within 60 days under the terms of a Stock Purchase Agreement with the Company dated as of January 28, 2005.

(3) Dr. Shah and Dr. Naqvi are managing members and part owners of OCPIN. Dr. Shah, Dr. Naqvi and OCPIN may be deemed to be a "group" for purposes of
      Section 13(d)(3) of the Securities Exchange Act of 1934. Dr. Shah and Dr. Naqvi each disclaim beneficial ownership of all shares held by OCPIN except to the extent of their respective pecuniary interests therein. As of the date of this proxy statement, of the 96,100,000 shares held by OCPIN, 57,000,000 shares are held in an escrow account with City National Bank pursuant to an Escrow Agreement, dated as of June 1, 2005, between OCPIN and the Company. The 57,000,000 shares are counted for purposes of determining all shareholders' beneficial ownership in the foregoing table.

(4) Includes 5,400,000 shares that may be acquired within 60 days under the terms of a Stock Purchase Agreement with the Company dated as of January 28, 2005.

(5) Does not include stock options called for under each individual's employment agreement, which have not yet been issued. See "Executive Compensation--Employment Contracts, Severance Agreements and Change of Control Arrangements".

                  COMPLIANCE WITH SECTION 16(a) OF EXCHANGE ACT

      Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

      Based solely upon the copies of Section 16(a) reports which we received from such persons or written representations from them regarding their transactions in our common stock, we believe that, during the year ended December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner.

                             EXECUTIVE COMPENSATION

      The following table sets forth compensation information during 2004 and 2003 for services rendered to us by each of our executive officers as of December 31, 2004 in all capacities, other than as directors.

                           SUMMARY COMPENSATION TABLE

                                                               Annual Compensation
                                                      -------------------------------------
                                         Salary       Bonus       Other Annual Compensation
    Name and Position          Year         $           $                    $
-------------------------      ----      -------      ------      -------------------------
Bruce Mogel                    2004      111,500      12,500                 0
  Chief Executive Officer      2003         0            0                   0

Larry B. Anderson              2004      101,500      12,500                 0
  President                    2003         0            0                   0

James T. Ligon                 2004      116,500      12,500                 0
  Chief Financial Officer      2003         0            0                   0
  (until July 1, 2005)

      During the periods covered by this table, none of the Company's executive officers were granted any stock options or stock appreciation rights. Accordingly, no tables relating to such items have been included within this table. The Company currently has no compensation plans under which equity securities of the Company are authorized for issuance.

Employment Contracts, Severance Agreements and Change of Control Arrangements

      In February 2005, we entered into three-year employment agreements with Larry B. Anderson, Bruce Mogel and James T. Ligon, with each agreement on the following terms:

      o     Base salary of $360,000 per year;
      o     Bonus as determined by the Board of Directors;
      o Stock options to be issued for 1,000,000 shares, vesting annually in three equal installments;
      o     Standard medical and dental insurance;
      o     Up to four weeks vacation annually;
      o     Monthly auto allowance of $1,000, and use of cellular telephone; and
      o Twelve months severance pay upon termination without cause or resignation for cause.

      In April 2005, the Company entered into a three-year employment agreement with Anil V. Shah on substantially the same terms, except with a base salary of $500,000 per year.

      In March 2005, the Company entered into a three-year employment agreement with Steven R. Blake on substantially the same terms as those described above, except with a base salary that is currently set at $275,000 (reflecting Mr. Blake's role as Chief Financial Officer of the Company beginning in July 2005) and stock options for 150,000 shares.

      In June 2005, the Company executed a Letter Amendment to Employment Agreements, dated June 6, 2005, with Messrs. Anderson, Mogel and Ligon, that provides that their respective employment agreements are revised to provide severance payments equal to each employee's compensation for a three year period if any of them is terminated without cause or if any of them resign for good cause (as defined in the Letter Amendment). The severance payment will be reduced by one month for each month the employee is employed after June 1, 2005, with the minimum severance payment to be no less than compensation for a twelve-month period.

Compensation Committee Interlocks and Insider Participation

      During the fiscal year ending December 31, 2004, the Company was primarily a development stage company with no material operations. Each member of the Board of Directors during fiscal 2004, consisting of Messrs. Mogel, Anderson and Ligon, were executive officers of the Company and participated in deliberations decisions concerning executive officer compensation.

      The Company currently does not have a Compensation Committee. The entire Board of Directors performs the functions of a Compensation Committee, including determining the compensation of executive officers. Directors who are executive officers do not participate in deliberations or voting concerning their own compensation.

                     BOARD REPORT ON EXECUTIVE COMPENSATION

      During the fiscal year ending December 31, 2004, the Company was primarily a development stage company with no material operations. Therefore the Company did not have a Compensation Committee and the entire Board set the compensation of each executive officer of the Company. A comparison of compensation of other public companies during 2004 may not provide a fair basis for determining the salaries of executives.

      The compensation of our three executive officers for fiscal 2004, including our Chief Executive Officer, reflected the development stage of our company in 2004 and the desire to pay these individuals a modest salary to retain their services but not necessarily commensurate with compensation payable to executives of operating companies of our present size. In addition, our three executive officers during 2004 were principal shareholders of our company during 2004, so they had substantial incentives for performance apart from cash salary or bonus. Accordingly, we did not maintain performance-based compensation during 2004.

                           THE BOARD OF DIRECTORS (in effect during fiscal 2004)
                                 Larry Anderson
                                 James T. Ligon
                                 Bruce Mogel


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On January 1, 2004, the Company acquired Mogel Management Group, Inc., an operating company owned by Messrs. Mogel, Anderson and Ligon, for promissory notes with an aggregate principal amount of $60,000. The notes are due on December 31, 2004 and bear interest at the rate of six percent per year. In January 2004, the Company began reimbursing Mogel Management, LLC for leased office space. On January 1, 2004, Messrs. Mogel, Ligon and Anderson executed Employment Agreements with the Company.

      On November 16, 2004, the Company entered into a Purchase Option Agreement (the "Purchase Option Agreement") with Dr. Anil V. Shah or his assignee, OCPIN, granting to OCPIN an option (the "Purchase Option") to (i) purchase up to 50,000,000 shares of common stock of the Company for an aggregate of $15,000,000 and (ii) invest $2,500,000 for a 49% membership interest in a new limited liability company (the "Real Estate LLC") to be formed for the purpose of holding real estate which the Company agreed to acquire from subsidiaries of Tenet Healthcare Corporation. The Company also granted a stock option to Dr. Anil V. Shah individually providing that, if the Purchase Option is exercised in full by OCPIN, the Company will provide Dr. Shah with an additional right to purchase 10,000,000 shares of common stock of the Company for $0.25 per share.

      On January 28, 2005, the Company entered into a Stock Purchase Agreement (the "SPA") with Orange County Physicians Investment Network, LLC ("OCPIN"), under which (i) the Purchase Option was terminated, and (ii) OCPIN agreed to invest $30,000,000 in the Company for an aggregate of 108,000,000 shares of common stock of the Company.

      On January 27, 2005, the Company entered into a Rescission, Restructuring and Assignment Agreement (the "Restructuring Agreement") with Kali P. Chaudhuri, M.D., William E. Thomas, Anil V. Shah, M.D. The Restructuring Agreement amended and canceled certain portions of an agreement under which Dr. Chaudhui agreed to acquire stock in the Company. Also under the Restructuring Agreement, (i) OCPIN agreed to pay or cause to be paid to Dr. Chaudhuri his escrow deposit of $10,000,000 plus accrued interest, and (ii) OCPIN and Dr. Chaudhuri agreed to form a new real estate holding company to own and operate the Real Estate LLC, with Dr. Chaudhuri to own no more than 49% of the Real Estate LLC.

      On March 8, 2005, the Company announced the completion of its $70-million acquisition (the "Hospital Acquisition") of four Orange County, California hospitals (the "Hospitals") and associated real estate from subsidiaries of Tenet Healthcare Corporation ("Tenet"). The Company also acquired certain real estate, leases and assets associated with the Hospitals. At the closing of the Hospital Acquisition the Company transferred all of the fee interests in such real estate (the "Transferred Properties") to Pacific Coast Holdings Investments, LLC ("PCHI"). PCHI is 51% owned by West Coast Holdings, LLC (owned in part by Dr. Anil Shah) and 49% by Ganesha Realty LLC (owned in part by Dr. Kali Chaudhuri). The Company then entered into a triple net lease under which it leased back from PCHI all of the real estate that it transferred to PCHI.

      The Company obtained borrowings to complete the Hospital Acquisition from affiliates of Medical Capital Corporation (the "Lender"). The Company obtained a $50 million acquisition loan and a working capital non-revolving line of credit of up to $30 million from the Lender. Each of OCPIN and PCHI guaranteed the Company's obligations under these credit agreements, and PCHI subordinated to the Lender its rights to receive payments from the Company. The Company also sold its accounts receivable associated with the Hospitals to Medical Provider Financial Corporation I.

      On June 16, 2005, the Company entered into the following material agreements with OCPIN:

      o First Amendment to Stock Purchase Agreement, dated as of June 1, 2005, by and among the Company, Orange County Physicians Investment Network ("OCPIN"), Pacific Coast Holdings Investment, LLC, West Coast Holdings, LLC, and Ganesha Realty LLC (the "First Amendment"); and

      o Escrow Agreement, dated as of June 1, 2005, by and among IHHI, OCPIN and City National Bank (the "Escrow Agreement").

      The following are material terms of the First Amendment and Escrow
Agreement:

      o A total of 57,250,000 shares of Company common stock previously issued to OCPIN are placed in an escrow account with City National Bank. OCPIN will have until September 1, 2005 to make aggregate payments of up to approximately $15,000,000 in monthly installments into the escrow account. Such portion of the escrowed shares which are fully paid will be returned to OCPIN and the balance will be transferred back to the Company. If there is a shortfall, the Company will use its reasonable best efforts to sell equity to new investors to cover the shortfall. Under the Escrow Agreement, the escrow account was due to be released on or before September 12, 2005 (the "Escrow Termination Date");

      o OCPIN will reimburse the Company for certain of its additional debt financing costs incurred since March 8, 2005;

      o The Company will work to complete a new borrowing transaction with Capital Source Finance LLC; and

      o Upon receipt of at least $5,000,000 of new capital under the First Amendment, the Company will call a shareholders meeting to re-elect directors. The nominees for the Board will consist of two current directors, two members of OCPIN (Ajay Meka, M.D. and Syed Salman J. Naqvi, M.D.), two independent directors unaffiliated with IHHI or OCPIN, and Anil V. Shah, M.D.

      On September 12, 2005, the Company and OCPIN entered into a First Amendment to the Escrow Agreement, which extended the Escrow Termination Date until September 19, 2005.

                         COMPANY STOCK PERFORMANCE GRAPH

      The following graph shows the cumulative, five-year, split-adjusted total return for our common stock (including trading in our common stock under our current name and under our previous name, First Deltavision, Inc.), compared to two major indices. The Standard & Poor's 500 Stock Index includes 500 companies representing all major industries. The Standard & Poor's Healthcare Composite Index is a group of 45 companies involved in a variety of health care related businesses. Performance data assumes that $100.00 was invested on December 31, 1999 in our common stock and each of the indices. The data assumes the reinvestment of all cash dividends and the cash value of other distributions. Stock price performance shown in the graph is not necessarily indicative of future stock price performance.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                  AMONG INTEGRATED HEALTHCARE HOLDINGS, INC.,
                               THE S&P 500 INDEX
                        AND THE S&P 500 HEALTHCARE INDEX

 [The following table was represented as a line chart in the printed material]

                                                                                Cumulative Total Return
                                                    ----------------------------------------------------------------------
                                                       12/99       12/00       12/01       12/02       12/03       12/04
                                                    ----------  ----------  ----------  ----------  ----------  ----------
Integrated Healtcare Holdings, Inc.                 $   100.00  $   100.00  $   100.00  $   181.33  $   400.00  $   112.00
S&P 500                                             $   100.00  $    89.86  $    78.14  $    59.88  $    75.68  $    82.49
S&P 500 Healthcare Index                            $   100.00  $   129.86  $   107.30  $    87.76  $    96.00  $   106.24

* $100 INVESTED ON 12/31/99 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.


                              SHAREHOLDER PROPOSALS

      Under Securities Exchange Act Rule 14a-8, any shareholder desiring to submit a proposal for inclusion in our proxy materials for our 2006 Annual Meeting of Shareholders must provide the Company at our principal offices in Santa Ana, California with a written copy of that proposal by no later than 120 days before the first anniversary of the release of Company's proxy materials for the 2005 Annual Meeting. However, if the date of our Annual Meeting in 2006 changes by more than 30 days from the date on which our 2005 Annual Meeting is held, then the deadline would be a reasonable time before we begin to print and mail our proxy materials for our 2006 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act of 1934, the rules of the SEC thereunder and other laws and regulations to which interested shareholders should refer.

                          ANNUAL REPORT OF THE COMPANY

      We are currently required to file an Annual Report on Form 10-K and quarterly reports on Form 10-Q with the Securities and Exchange Commission. A copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 is being mailed to shareholders along with this Proxy Statement. The Annual Report shall be deemed to be incorporated by reference herein and be made a part hereof, but should not be considered part of the soliciting material.

                                  OTHER MATTERS

      The directors of the Company know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

                                              By Order of the Board of Directors


                                              Anil V. Shah
                                              Chairman of the Board of Directors
                                              Santa Ana, California
                                              October 5, 2005